Exhibit 99.1

BRT REALTY TRUST REPORTS
FIRST QUARTER RESULTS
FOR DECEMBER 31, 2012

Great Neck, New York – February 6, 2013 – BRT REALTY TRUST (NYSE:BRT), a real estate investment trust that originates and holds senior mortgage loans secured by commercial and multi-family properties, owns and operates multi-family properties with joint venture partners, and owns and operates other commercial and mixed use real estate assets, today announced operating results for the three months ended December 31, 2012.

Jeffrey A. Gould, President and Chief Executive Officer, stated that: “Our results for the current quarter in comparison to the first quarter of fiscal 2012 were adversely impacted by, among other things, the inclusion of gains on the sales of loan and real property in the first quarter of fiscal 2012 and the expenses incurred in the first quarter of fiscal 2013 in growing our multi-family property portfolio.

In growing the multi-family property portfolio, BRT incurred property acquisition costs of $878,000 primarily in connection with three multi-family properties acquired in the first quarter of fiscal 2013 (which costs are expensed in full as incurred) and a $1.29 million non-cash depreciation and amortization charge, which relates primarily to multi-family activities.  However, we believe that BRT’s participation in the acquisition, ownership and operation of multi-family properties will, over time, be accretive to our cash flow and net income.”

Operating Results:

Total revenues for the three months ended December 31, 2012 were approximately $8.25 million, an increase of 162% or $5.1 million from the three months ended December 31, 2011.  The increase was due primarily to the increase in rental revenue from the eight multi-family properties acquired during the past twelve months.

Total expenses for the quarter ended December 31, 2012 increased by approximately $7.2 million or 220%, from the quarter ended December 31, 2011.  The increase is attributable primarily to increases in interest expense, depreciation and amortization, operating expenses relating to real estate properties and property acquisition costs.  Interest expense increased due to the Newark Joint Venture’s financing activities and mortgage debt associated with the multi-family properties – the other items of expense increased due to the multi-family properties acquired.

Net loss attributable to common shareholders was $1.30 million or $.09 per share for the current three months compared to net income of $3.87 million or $.28 per share for the three months ended December 31, 2011.  The change is due primarily to the inclusion (i) in the quarter ended December 31, 2011 of a $3.2 million gain on sale of a loan in BRT’s loan and investment segment and a $490,000 gain on the sale of a real property in BRT’s other real estate segment and (ii) in the quarter ended December 31, 2012, a $1.24 million loss sustained in BRT’s multi-family property segment.

Funds from Operations (“FFO”) in the first quarter of fiscal 2013 were nominal compared to $3.6 million or $.25 per diluted share in the first quarter of 2012.  A description and reconciliation of non-GAAP financial measures to GAAP financial measures is presented later in this release.

Balance Sheet:

At December 31, 2012, the Trust had $32.6 million of cash and cash equivalents, total assets of $432.3 million, total debt of $252.2 million and total equity of $147.5 million.

At January 31, 2012, BRT’s available liquidity was approximately $30 million, including approximately $20 million of cash and cash equivalents and $10 million available under its credit facility.

Non-GAAP Financial Measures:

In view of the equity investments that BRT made in joint ventures which have acquired multi-family properties, BRT is disclosing funds from operations (“FFO”) because it believes that FFO is a widely recognized and appropriate measure of the performance of an equity REIT.  BRT believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs, many of which present FFO when reporting their results. FFO is intended to exclude historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.  Though BRT is not solely an equity REIT, it is presenting FFO because a significant portion of its revenues and expenses in fiscal 2012 and the first quarter of fiscal 2013 were derived from its ownership of multi-family properties.

BRT has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as net income (or loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of BRT’s operating performance or as an alternative to cash flow as a measure of liquidity.

Additional Information:

Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended December 31, 2012 for further details. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtrealty.com.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent”, “experiencing” or similar expressions or variations thereof.  Forward looking statements, including statements with respect to BRT’s loan origination activities, the development activities with respect to the Newark Joint Venture and multi-family property acquisitions and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2012.

Contact:  David W. Kalish – (516) 466-3100
BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

(brt-december 31, 2012 earnings press release Rev 2-6-13)

BRT REALTY TRUST AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended
	December 31,
	2012	2011

Revenues:
Rental and other revenue from real estate properties	$5,640	$768
Interest and fees on real estate loans	1,879	2,252
Recovery of previously provided allowances	422	7
Other income	310	127
Total revenues	8,251	3,154

Expenses:
Interest expense	2,946	467
Advisor's fees, related party	374	171
General and administrative expenses	1,863	1,674
Property acquisition costs	878	-
Operating expenses relating to real estate properties	3,146	786
Depreciation and amortization	1,287	184
Total expenses	10,494	3,282

Total revenues less total expenses	(2,243)	(128)

Equity in earnings (loss) of unconsolidated ventures	61	(75)
Loss on sale of available-for-sale securities	-	(18)
Gain on sale of loan	-	3,192
(Loss) income from continuing operations	(2,182)	2,971

Discontinued operations:
Gain on sale of real estate assets	-	490
Discontinued operations	-	490

Net (loss) income	(2,182)	3,461

Plus: net loss attributable to non-controlling interests	878	413

Net (loss) income attributable to common shareholders	$(1,304)	$3,874

Basic and diltued per share amounts attributable to common shareholders:

(Loss) income from continuing operations	$(0.09)	$0.24
Discontinued operations	-	0.04
Basic and diluted (loss) income per share	$(0.09)	$0.28

Amounts attributable to BRT Realty Trust:
(Loss) Income from continuing operations	$(1,304)	$3,384
Discontinued operations	-	490
Net (loss) income	$(1,304)	$3,874

Funds from operations - Note 1	$2	$3,591

Funds from operations per share - basic and diluted - Note 2	$-	$0.25

Weighted average number of
common shares outstanding:
Basic and diluted	14,053,362	13,982,164

Note 1:
Funds from operations is summarized in the following table:
Net income (loss) attributable to common shareholders	$(1,304)	$3,874
Add: depreciation of properties	1,283	177
Add: our share of depreciation in unconsolidated joint ventures	10	10
Add: amortization of capitalized leasing expenses	13	20
Deduct: net gain on sales of real estate	0	(490)
Funds from operations	$2	$3,591

Note 2:
Funds from operations is summarized in the following table:
Net income (loss) attributable to common shareholders	$(0.09)	$0.28
Add: depreciation of properties	0.09	0.01
Add: our share of depreciation in unconsolidated joint ventures	-	-
Add: amortization of capitalized leasing expenses	-	-
Deduct: net gain on sales of real estate	-	(0.04)
Funds from operations per common share basic and diluted	$-	$0.25